1128 Pennsylvania NE, Suite 200, Albuquerque, New Mexico 87110 | Tel: 505-255-4852 | www.santafegoldcorp.com

SANTA FE GOLD SETTLES LITIGATION ON ORTIZ GOLD
PROJECT AND PROCEEDS WITH WORK PROGRAM

ALBUQUERQUE, New Mexico – May 23, 2012 – Santa Fe Gold Corporation (OTCBB: SFEG) today reported Santa Fe and Ortiz Mines, Inc. had settled the federal court litigation between them. Santa Fe had filed a complaint in response to a dispute concerning termination of its lease and other claims between the parties, which it announced on August 31, 2011. The settlement agreement confirms the continuation of Santa Fe’s exclusive lease rights to explore, develop and mine gold, silver, copper and other minerals on 66 square miles of the Ortiz Mine Grant in Santa Fe County, New Mexico. Historical drilling by other companies identified approximately 2.0 million ounces of gold resources on ground now under Santa Fe’s control.

“Now that the litigation is behind us, we intend to proceed immediately with our proposed work programs,” said Pierce Carson, President and CEO. “We believe new technical studies will support our previous preliminary conclusion that the Ortiz gold deposits could form the basis of an economically attractive mine development. ”

In connection with the settlement, annual lease payments remain unchanged but Santa Fe has agreed, subject to certain qualifications, to expend at least $500,000 by November 22, 2012, and a total of $1.0 million by May 22, 2013, on work programs in support of project development.

Santa Fe plans to commission an independent NI 43-101 technical report that will provide a resource statement and a preliminary economic assessment. The Company plans also to proceed with baseline environmental surveys and other work necessary to submit applications for development permits.

Additional Information:
The settlement agreement is included as an Exhibit to Santa Fe’s Current Report on Form 8-K, which it will file promptly with the SEC and will be available at www.sec.gov and also may be accessed via www.sedar.com.

About Santa Fe Gold:
Santa Fe Gold is a U.S.-based mining and explorat ion ent erprise focused on acquir ing and developing gold, silver, copper and industrial mineral properties. Santa Fe controls: (i) the Summit mine and Lordsburg mill in sout hwest er n New Mexico, which began co mmercia l product io n in 2012; (ii) a substantial land position near the Lordsburg mill, comprising the core of the Lordsburg Mining District; (iii) the Ortiz gold property in north-central New Mexico; (iv) the Black Canyon mica deposit near Phoenix, Arizona; and (v) a deposit of micaceous iron oxide (MIO) in western Arizona. Santa Fe

Gold intends to build a portfolio of high-quality, diversified mineral assets with an emphasis on precious metals.

To learn more about Santa Fe Gold, visit www.santafegoldcorp.com.

Cautionary Note Regarding Forward-Looking Statements:
This press release contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable US and Canadian securities legislation. All statements, other than statements of historical fact, included herein are forward-looking statements. Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 and its most recent quarterly reports filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Company and filed with the appropriate regulatory agencies. All of the Company's US public disclosure filings may be accessed via www.sec.gov and its Canadian public disclosure filings may be accessed via www.sedar.com, and readers are urged to review these materials.

Contact:
Santa Fe Gold Corp
Pierce Carson, President and Chief Executive Officer
(505) 255-4852

Investor Relations
Torrey Hills Capital
Clay Chase
(858) 456-7300
cc@sdthc.com